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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 000-24023
                                                                      ---------

                             TEJAS BANCSHARES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               905 South Fillmore
                                    Suite 701
                              Amarillo, Texas 79101
                                 (806) 373-7900
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              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         Common Stock - $1.00 Par Value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           ----------------------------------------------------------
           (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)      [ ]
     Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                [ ]
     Rule 12h-3(b)(1)(i)       [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tejas Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: April 26, 2002                    By:  TEJAS BANCSHARES, INC.

                                        By:  /s/ Laurel A. Holschuh
                                             Laurel A. Holschuh
                                             Executive Vice President